Exhibit 10.139

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Release”) is entered into between SUPERVALU INC, and all its past and present subsidiary, related, and affiliated companies; all its present or past officers, directors, and employees; and any person who acted on behalf of or on instructions of SUPERVALU INC. (collectively, the “Company”) and Julie Dexter Berg (“Dexter Berg”).

Dexter Berg and the Company understand that all words used in this Release have their plain meanings in ordinary English. Dexter Berg and the Company agree as follows:

1.	Last Day Worked and Separation Date. Dexter Berg’s last day of work and the date her employment ended was February 7, 2012 (“Separation Date”).

2.	Severance Pay; Time and Form of Payment.

a.	In accordance with the terms of the SUPERVALU Executive and Officer Severance Pay Plan (“Plan”), as amended, the Company will provide to Dexter Berg the following payments and benefits:

i.	$690,000.00, representing payment pursuant to Section 5(a)(1) of Tier II benefits under the Plan. This will be paid in a single lump sum within 10 business days following the last day of the rescission period specified in paragraph 17 below.

ii.	Due to company performance over the relevant time period, there is no amount payable under Section 5(a)(2) of Tier II benefits under the Plan.

iii.	An amount to be determined, representing payment pursuant to Section 5(a)(3) of Tier II benefits under the Plan. If the Committee determines, in its discretion, that a bonus is payable under the LTIP for FY10-12 based on the assessment of the performance against LTIP objectives up to Separation Date, Dexter Berg will receive a prorated portion of that bonus prorated based on the number of full weeks worked during the performance cycle. No long term incentive bonus program was adopted for FY 11-13, therefore no bonus is payable for that period. If bonuses are otherwise certified by the Committee of the Board as being payable under MYPA FY12-14, a prorated bonus will be paid based on achievement of performance goals as specified in MYPA12-14, and prorated by multiplying the bonus by the number that is Dexter Berg’s full weeks that Dexter Berg worked during the performance cycle divided by total number of weeks in the performance cycle. This will be paid as soon as practicable after the end of the last fiscal year of the bonus cycle, at the same time MYPA bonuses are paid to other participants.

iv.	An amount to be determined, representing payment pursuant to Section 5(a)(4) of Tier II benefits under the Plan. This will be paid at the same time other bonuses are paid under the annual bonus plan in which Dexter Berg was a participant, if a bonus would have been payable based on the achievement of the performance metrics in the annual bonus plan for FY12, and will be prorated based on the number of full weeks employed during FY12 divided by the number of weeks in FY12. If the Separation Date is prior to when the restricted stock portion of the bonus is issued, Dexter Berg will be paid cash in lieu of restricted stock for the restricted stock portion of the bonus at the same time the cash portion of the bonus is paid during calendar year 2012.

v.	Reimbursement for the cost of COBRA coverage for medical and/or dental insurance (if Dexter Berg has been enrolled in such prior to her Separation Date, and has made a timely election to continue participation through COBRA) until the earlier of a) 18 months following Dexter Berg’s Separation Date or b) the date Dexter Berg is eligible to become a participant in health and welfare plans offered through the employer of Dexter Berg or Dexter Berg’s spouse/domestic partner.

vi.	Outplacement services provided by a professional outplacement provider mutually acceptable to Dexter Berg and Company at a cost not to exceed $25,000, payable directly to the outplacement provider and not by reimbursement to Dexter Berg, subject to paragraph 2.b below.

vii.	Required taxes will be withheld from payments under this Plan, and appropriate tax documents will be issued reflecting amounts received pursuant to this plan. Severance pay is not eligible for contributions to the 401(k) plan, flexible spending account plan or any deferred compensation plan.

b.	Outplacement services shall be paid only if the services are provided prior to December 31 of the second calendar year following the calendar year in which her Separation Date occurred.

c.	The Company will also make a separate payment to Dexter Berg in the gross amount of $41,220.00 (less required withholdings), which is the cash equivalent of the prorated amount of the restricted stock award granted to Dexter Berg upon her hire with SUPERVALU for her time of service between the award grant date and her Separation Date, and that was inadvertently canceled by SUPERVALU upon her Separation Date. This amount will be paid in a single lump sum within 10 business days following the last day of the rescission period specified in paragraph 17 below.

d.

In no event will payments pursuant to paragraphs 2.a.i, 2.a.ii (if any), an LTIP bonus under 2.a.iii (if any) or 2.a.iv (if any) above, or 2c. be paid after the later of: (i) March 15 following the end of the calendar year in which the Separation Date occurs, or if earlier, the Dexter Berg’s last day of work, occurs, or (ii) two and one half months following the end of the Company’s fiscal year in which the Separation Date occurs or, if earlier, the last day of work, occurs. Payments under a MYPA under 2.a.iii, if any, will take place no later than March 15th of the calendar year next following the end of the last fiscal year to which the MYPA award relates. In no event will payments under the Plan be made later than the applicable short term deferral period under Internal Revenue Code Section 409A.

3.	Release of the Company. In exchange for the aforementioned payment and benefits, Dexter Berg agrees as follows:

a.	By this Release, Dexter Berg waives and releases any and all claims, actions, and causes of action which Dexter Berg has or may have against the Company arising from or related to Dexter Berg’s employment with and/or separation from the Company, whether or not Dexter Berg now knows of those claims, actions, and causes of action. This release includes, but is not limited to, any claims Dexter Berg may have for wages, commissions, penalties, vacation pay or other benefit; breach of contract; fraud or misrepresentation; the Family Medical Leave Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local civil rights laws or common laws (including but not limited to the Minnesota Human Rights Act); defamation; infliction of emotional distress; breach of the covenant of good faith and fair dealing; negligence; wrongful termination of employment; and any attorney’s fees or other costs or expenses.

b.	Nothing in this Release is intended to or does: (1) impose any condition, penalty, or other limitation affecting Dexter Berg’s right to challenge this Release; (2) constitute an unlawful release or waiver of any of Dexter Berg’s rights under any laws; (3) waive or release any claim or right that Dexter Berg has as a SUPERVALU shareholder, or as a participant in SUPERVALU Employment Stock Ownership Plan, 401(k) plan, pension plan or profit sharing plan; (4) waive or release any pending claim that Dexter Berg has for workers’ compensation benefits or pending or future claims for benefits under the Company’s health and welfare benefit plans or qualified retirement plans; (5) waive or release any claim that arises after this Release is signed; (6) waive or release Dexter Berg’s right to file an administrative charge with any local, state, or federal administrative agency with jurisdiction to receive and investigate Dexter Berg’s claims under applicable law, although Dexter Berg does waive and release Dexter Berg’s right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (7) prevent or interfere with Dexter Berg’s ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

4.	Confidentiality. Dexter Berg acknowledges that Dexter Berg has received access to Confidential Information about the Company, that this Confidential Information was obtained or developed by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Dexter Berg’s possession of this special knowledge is due solely to Dexter Berg’s employment with the Company. In recognition of the foregoing, Dexter Berg will not, at any time during or following separation of employment for any reason, disclose, use, or otherwise make available to any third party, any Confidential information relating to the Company’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, techniques; long and short term plans, existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company, as applicable, and must be returned to the Company immediately upon the ending of Dexter Berg’s employment. This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between Dexter Berg and the Company.

5.	Non-Solicitation of Customers, Vendors, or Suppliers. Dexter Berg specifically acknowledges that the Confidential Information described in paragraph 4 above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company; that such data is a valuable and unique asset of the business of the Company, and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, Dexter Berg agrees that for twelve (12) months following the Separation Date, Dexter Berg will not (except on behalf of the Company, or with the Company’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on Dexter Berg’s own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company with whom Dexter Berg had contact or about whom Dexter Berg gained Confidential Information during Dexter Berg’s employment with the Company for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined in paragraph 7.a) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company. This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between Dexter Berg and the Company.

6.	Non-Solicitation of Employees. Dexter Berg specifically acknowledges that the Confidential Information described above also includes confidential data pertaining to employees and agents of the Company, and Dexter Berg further agrees that for twelve (12) months following the Separation Date, Dexter Berg will not, directly or indirectly, on Dexter Berg’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company to terminate their employment or agency with the Company.

7.	Non-Competition. Dexter Berg covenants and agrees that for twelve (12) months following the Separation Date, Dexter Berg will not, in any geographic market in which Dexter Berg worked on behalf of the Company, or for which Dexter Berg had any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Company.

a.	The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution,

business-to-business portal, retail support services, and third-party logistics, of the type provided by the Company, or presented in concept to Dexter Berg by the Company at any time during Dexter Berg’s employment with the Company.

b.	To “engage or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

8.	Non-Disparagement. Dexter Berg agrees to refrain from making any disparaging statements about the Company, its directors, officers, agents, employees, products, pricing policies, or services. The Company agrees to instruct Craig Herkert and the current Executive Leadership Team that reports to him to refrain from making disparaging remarks about Dexter Berg.

9.	Remedies for Breach. Any breach by Dexter Berg of the covenants in paragraphs 4, 5, 6, 7, or 8 will likely cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, the Company shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants. In addition to damages and other available remedies, Dexter Berg consents to the issuance of such an injunction without the necessity of the Company posting a bond, or if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to Company for any breach by Dexter Berg of the covenants contained in paragraphs 4, 5, 6, 7, or 8, Dexter Berg further agrees that the Company shall be entitled to recover its costs and attorney’s fees necessary to obtain such remedies.

10.	Indemnification. SUPERVALU will provide Dexter Berg with defense and indemnification in connection with any claims made by any third parties asserted against Dexter Berg concerning matters within the scope of her responsibilities at SUPERVALU to the extent required under Article IX of SUPERVALU’s corporate Bylaws and applicable law.

11.	Release of Dexter Berg. SUPERVALU, on behalf of itself and its parent companies, subsidiaries, predecessors, successors, affiliated companies, divisions, and assigns, does hereby release and forever discharge Dexter Berg, both individually and in her representative capacities, for herself, her heirs, executors, and assigns, and agrees not to sue concerning, any and all grievances, actions, suits, proceedings, claims, complaints, charges, judgments, and executions, whether liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether related or unrelated to any present dispute as to law or fact or both, which SUPERVALU ever had, presently has, or claims to have had against Dexter Berg, from the beginning of time through the date this Agreement becomes effective, except for: (i) the right to enforce the terms of this Agreement; (ii), the right to assert claims that are based on events occurring after this Agreement becomes effective; (iii) good faith claims arising from Dexter Berg’s alleged intentional misconduct, fraud, theft violation of any state or federal criminal statute, or bad faith.

12.	Advice of Counsel. Dexter Berg has carefully read and understands all the provisions of this Release and understands that important rights are being released. Dexter Berg acknowledges that the Company has advised Dexter Berg to consult with counsel before signing this Release, and that she has done so.

13.	Agreement to Defend. Dexter Berg agrees to cooperate with the Company in regard to any legal matter, litigation, pre-litigation, administrative, governmental, or other judicial proceeding, inquiry, or investigation involving the Company and concerning any matters Dexter Berg had knowledge of or information relating to or during Dexter Berg’s employment. This includes but is not limited to providing the Company with information concerning any matters Dexter Berg had knowledge of or information relating to or during Dexter Berg’s employment, or providing testimony in any proceeding. The Company shall reimburse Dexter Berg for reasonable out-of-pocket expenses incurred by Dexter Berg in connection with such undertakings, and shall compensate Dexter Berg for time involved at an hourly rate based on Dexter Berg’s final base salary at time of her Separation Date.

14.	Continued Employment or Offer of Employment. Dexter Berg understands that if Dexter Berg accepts a new job with the Company, or if the Dexter Berg is offered a job with the Company, a successor employer or with an outsource vendor as stated in the Plan and the Dexter Berg does not accept the offer, the Dexter Berg will not be eligible to receive the payment and benefits referenced in paragraph 2.

15.	Return of Property. Dexter Berg agrees that she has returned all Company property in Dexter Berg’s possession including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology, other written and computer materials belonging to the Company or its clients on or before Dexter Berg’s last day of work for the Company. Dexter Berg will not at any time copy or reproduce any of the Company’s or its clients’ property. Dexter Berg further understands that all designs, improvements, writings and discoveries made by Dexter Berg during employment that relate to the Company’s business is the exclusive property of the Company and Dexter Berg cannot use, sell or give them to anyone else.

16.	Terms of Severance Agreement and General Release Confidential. Dexter Berg shall keep the terms of this Severance Agreement and Release strictly confidential, and Dexter Berg may disclose the terms to Dexter Berg’s attorney, tax advisor and spouse/domestic partner, but the terms otherwise shall not be disclosed by Dexter Berg to third persons unless required by law.

17.	Periods for Consideration and Rescission.

a.	Dexter Berg has 21 days from the day Dexter Berg receives this Release to consider whether its terms are acceptable and whether to sign it. Dexter Berg further understands that while Dexter Berg may sign this Release before the 21-day period has ended, if Dexter Berg does so, Dexter Berg is waiving and releasing any rights to the full 21-day period. In no case may Dexter Berg sign the Release before close of business on Dexter Berg’s last day of work.

b.

Dexter Berg has the right to rescind or cancel this Release within fifteen (15) days of signing it. To be effective, the rescission must be in writing and delivered to the Company by hand or mail within the 15-day period. If delivered by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to Dave Pylipow, sent by certified mail return receipt requested. If delivered by hand, the rescission must be delivered to Dave Pylipow, 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344. If Dexter Berg rescinds this Release, Company will have no obligation to make the payment described above. The Effective Date of this Release shall be the sixteenth (16th) day following the date on which the Release is executed by Dexter Berg, provided the Release has not been rescinded as described in this Paragraph.

c.	Notwithstanding anything to the contrary herein, the last day of the rescission period will not be later than March 1 of the year following the calendar year in which the Separation Date or, if earlier, the last day of work occurs.

18.	Arbitration. Dexter Berg and Company agree that any controversy, claim, or dispute arising out of or relating to the Plan or the alleged breach of any of the terms of this Release, or arising out of or relating to Dexter Berg’s employment with the Company or the separation/end of such relationship, shall be resolved by final and binding arbitration under the Employment Dispute Resolution rules and auspices of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by Dexter Berg and the Company. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq., and judgment upon the award rendered by the arbitrator may be entered in any court that has jurisdiction. The place of arbitration shall be Minneapolis, Minnesota, or other location mutually agreed to by Dexter Berg and the Company. The arbitrator shall apply the law as established by decisions of the applicable federal and state courts in deciding the merits of claims and defenses. The arbitrator is required to state, in writing, the reasoning on which the award rests. Notwithstanding the foregoing, this paragraph 18 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including claims by the Company relating to Dexter Berg’s alleged breach of any of the covenants set forth in paragraphs 4, 5, 6, 7, or 8; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph 18.

19.	Section 409A. Notwithstanding anything else contained herein, to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Agreement during the period from the Separation Date through the date prior to the six-month anniversary of the Separation Date shall instead be paid as soon as reasonably practicable on or following such six-month anniversary.

20.	Entire Agreement. Except for any confidentiality, non-competition or non-solicitation provisions or similar provisions in other agreements between the Company and Dexter Berg that continue to be applicable after Dexter Berg’s employment ends, this Release is the entire agreement between Dexter Berg and the Company concerning Dexter Berg’s employment and the separation/end of Dexter Berg’s employment. It is Dexter Berg’s intent to be legally bound by the terms of the Agreement. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both Dexter Berg and the Company.

21.	Severability. Dexter Berg and the Company agree that if any part, term, or provision of these Terms and Conditions should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term of provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way.

22.	Governing Law. This Release will be governed by the laws of the state of Minnesota.

IN WITNESS WHEREOF, the parties, Dexter Berg and SUPERVALU INC., hereby execute this Severance Agreement and General Release.

Dated:
Julie Dexter Berg

Dated:	SUPERVALU INC.

By:
Its: